Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO LOS ANGELES BOSTON HOUSTON DALLAS FORT WORTH AUSTIN	FIRM and AFFILIATE OFFICES www.duanemorris.com	HANOI HO CHI MINH CITY SHANGHAI ATLANTA BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR ALLIANCES IN MEXICO

April 25, 2024

Board of Directors Donegal Group Inc. 1195 River Road Marietta, Pennsylvania 17547

Re:	Donegal Group Inc. (the “Company”) Registration Statement on Form S-8 5,000,000 Shares of Class A Common Stock

Ladies and Gentlemen:
We have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-8 (the “Registration Statement”) relating to the offer and sale by the Company of up to 5,000,000 shares (the “Shares”) of Class A common stock, $0.01 par value (“Class A Common Stock”), of the Company consisting of (i) 4,500,000 shares of Class A Common Stock which the Company may issue under its 2024 Equity Incentive Plan for Employees, and (ii) 500,000 shares of Class A Common Stock which the Company may issue under its 2024 Equity Incentive Plan for Directors (the 2024 Equity Incentive Plan for Employees and the 2024 Equity Incentive Plan for Directors, each, a “Plan,” and, together, the “Plans”).
As counsel to the Company, we have reviewed all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company’s certificate of incorporation and by-laws, as amended to date, its corporate minutes and other proceedings and its records relating to the authorization, sale and issuance of the Shares and the adoption of the Plans, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.
Duane Morris llp
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: +1 215 979 1000 FAX: +1 215 979 1020

Board of Directors Donegal Group Inc. April 25, 2024 Page 2
Based upon the foregoing, we are of the opinion that the issuance of the Shares pursuant to the terms of the applicable Plan against receipt by the Company of the consideration for the Shares in accordance with the applicable Plan will result in the Shares being legally issued, fully paid and non-assessable.
The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement.
Very truly yours,

/s/ Duane Morris LLP